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                                                                EXHIBIT 10.11



                              CONSULTING AGREEMENT
                              --------------------


     THIS CONSULTING AGREEMENT ("Agreement") is made and entered into effective this 16th day of March, 1997, by and among Premium Standard Farms, Inc., a Delaware corporation (the "Company"), Horst W. Schroeder ("Mr. Schroeder") and HWS & Associates, Inc., a South Carolina corporation ("HWS").


                                   RECITALS:
                                   --------

     WHEREAS the Company's management desires that it be able to continue to call upon the experience and knowledge of Mr. Schroeder, president of HWS, for consulting services and advice.

     WHEREAS HWS is willing to cause Mr. Schroeder to continue to render such services to the Company on the terms and conditions hereinafter set forth in this Agreement.

     NOW, THEREFORE, based on the Recitals set forth above, which are incorporated herein by this reference, and based on the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Consulting Term. HWS shall be retained by the Company for an initial term commencing on the effective date hereof ("Commencement Date") and ending on December 31, 1999 (the "Term"), unless extended or renewed by mutual agreement in writing of the parties hereto.

     2. Position and Responsibilities. HWS agrees to cause Mr. Schroeder to serve as a consultant to the Company and to render such advice and services to the Company during the Term as may be reasonably required by the Company in accordance with this Agreement, including but not limited to the following areas:

          (a) Serve as Chairman of the Board of Premium Standard Farms, Inc. (the "Board"), Chairman of the Compensation Committee of Premium Standard Farms, Inc. (the "Compensation Committee"), and the Chairman of the Executive Committee of the Board (the "Executive Committee"), upon formation of the Executive Committee.

          (b) Assist in developing, implementing and controlling the Company's business objectives and strategies to further profitable growth, including but not limited to, optimization of employment of assets and the formation of strategic alliances;

          (c) Assist in developing and implementing operational and marketing strategies which will support the Company's business growth plan;

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          (d)   Supervise the development and implementation of the Company's annual business plans and annual budgets;

          (e) Assist Company management and shareholders in developing and establishing the appropriate senior management structure for the Company; and

          (f) Assist in developing a compensation strategy and policy for senior management that is competitive, equitable and supportive to the goals and strategies of the Company.

     3. Compensation. The Company hereby agrees that it shall retain HWS for a minimum of twenty (20) days during the remainder of 1997, and a minimum of thirty (30) days during 1998 and 1999 (the remainder of 1997, and each of 1998 and 1999, are sometimes hereinafter each defined as a separate "Retainer Period"). For services rendered hereunder, the Company shall pay to HWS a retainer (the "Retainer") which in the aggregate shall be equal to the daily rate of $4,000 per day ("Daily Rate") multiplied by the number of days of service rendered during the then current Retainer Period; provided that, starting on January 1, 1998, the Daily Rate shall be increased annually at a rate equal to the higher of (i) the annual rate of increase in the Consumer Price Index for the United States for the preceding year, or (ii) five percent (5%), and in either case the Daily Rate shall then be rounded up to the nearest $25.00 increment.

     HWS agrees to send to the Company an invoice each quarter for services rendered during the previous quarter, which invoice shall set forth: (i) the number of days consulting services were actually provided during the previous quarter, and (ii) the product of such number of days and the Daily Rate. The Company agrees to pay amounts due to HWS for services provided hereunder within fifteen (15) days after receipt of such invoice. In the event services shall not have been requested for the full number of days in the Retainer Period, the Company shall pay to HWS the remaining balance of the Retainer at the end of such Retainer Period, unless the failure to request such days is due to the fact that this Agreement is terminated by the Company for Cause pursuant to
Section 7.

     During the remainder of 1997, the Company shall have the right to request up to fifteen (15) additional days of services, and during each of 1998 and 1999 the Company shall have the right to request an additional twenty (20) days of services from HWS. In the event that HWS is requested to cause Mr. Schroeder to render additional consulting services in excess of the number of days required in the then current Retainer Period ("Additional Services"), HWS shall be entitled to payment in an amount equal to the Daily Rate for each day such Additional Services are performed.

     4. Executive Performance Bonus. Mr. Schroeder will be eligible to receive an executive performance bonus (the "Executive Performance Bonus") as determined by the Board in its sole discretion, in accordance with the Company's general management bonus policy; provided, however, in no event will the norm Executive Performance Bonus paid to Mr. Schroeder be an amount equal to or greater than sixty percent (60%) of the total annual


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Retainer, plus any amounts paid for Additional Services, paid to Mr. Schroeder in any given year. Any norm Executive Performance Bonus payable for Mr. Schroeder's services shall be paid to HWS at or about the same time bonuses are paid to the Company's senior management.

     5. The Membership Interest Unit Option. Pursuant to the terms and conditions of the PSF Holdings, L.L.C. 1996 Management Option Plan (the "Plan") and the PSF Holdings, L.L.C. Membership Interest Unit Option Agreement, by and between the Company and HWS (the "Option Agreement"), the Company will grant HWS an Option to purchase 160,000 Units (as those terms are defined in the Plan and the Option Agreement). In addition to, and notwithstanding anything set forth in the Option Agreement to the contrary, should the Company wish to extend this Agreement beyond December 31, 1999, for an additional two years, and should HWS be either unwilling or unable to so extend this Agreement, the unvested portion of the Option granted pursuant to the Option Agreement, shall be forfeited. Should HWS wish to extend this Agreement beyond December 31, 1999, for an additional two years, and should the Company be either unwilling or unable to so extend this Agreement, the unvested portion of the Option shall accelerate and become immediately vested.

     6. Expense Reimbursement. HWS shall be reimbursed for necessary and reasonable business expenses incurred in connection with the performance of duties hereunder. HWS shall provide an invoice to the Company for such expenses each quarter for the expenses incurred during the previous quarter. The Company shall, subject to its normal review and approval policies and procedures, pay such invoice of HWS within fifteen (15) days after the date such invoice was provided to the Company.

     7. Termination. If HWS is prevented from providing the services or performing the assignments herein contemplated because of Mr. Schroeder's illness, incapacity or injury for a period of sixty (60) consecutive days or sixty (60) days in the aggregate in any six (6) month period ("Disability") or his death, the Company may terminate this Agreement immediately by giving written notice to such effect to HWS. In the event of a termination due to the death or Disability of Mr. Schroeder, HWS shall be entitled to receive the unpaid balance of the Retainer for the Retainer Period.

     The Company may also terminate this Agreement for "Cause" by giving written notice to HWS for any of the following reasons: (i) the willful and continued failure by HWS or Mr. Schroeder to substantially perform its or his duties hereunder during the Term (other than as a result of the Disability or death of Mr. Schroeder); (ii) an act or acts on Mr. Schroeder's part constituting a felony under the laws of the United States or any state thereof;
(iii) the willful engaging by Mr. Schroeder or HWS in conduct that is significantly injurious to the Company, monetarily or otherwise, after a written demand for cessation of such conduct is delivered to such individual by the Company, which demand specifically identifies the manner the Company believes that such individual has engaged in such conduct and the injury to the Company resulting therefrom; or (iv) the breach by HWS or Mr. Schroeder of any of the covenants of this Agreement. If the Company terminates this Agreement for Cause, HWS shall be entitled to receive the payment due for consulting services rendered but unpaid as of the date of termination (determined in accordance with Section 3).


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     HWS may terminate this Agreement for "Cause" by giving written notice to the Company for any of the following reasons: (i) the Company willfully fails to pay an amount due under this Agreement after HWS has provided written notice to the Company of such failure, (ii) Mr. Schroeder is removed from any one or more of the positions of Chairman of the Board, Chairman of Compensation Committee, or Chairman of Executive Committee, (iii) there occurs a Change of Control, as defined below, or (iv) there occurs a significant strategic disagreement between Mr. Schroeder and a majority of the board of directors of the Company involving: (A) the CEO, COO, or CFO positions, (B) a strategic alliance or other fundamental operational direction, or (C) the budget or compensation plan for fiscal years 1997, 1998 or 1999.

     For purposes of this Agreement, "Change of Control" means:

          (a) A consolidation, merger or similar transaction involving PSF which has one or more of the following results: (i) PSF is not the surviving entity; (ii) a single person or entity or a group of persons and/or entities acting in concert (an "Acquiring Entity") acquire a majority amount or more of PSF's common stock, followed by a change in a majority of the membership of the Board, other than as a result of death or voluntary resignation (for reason unrelated to the transaction) of any member or members of the Board, within six months from the date the Acquiring Entity acquires a majority amount or more of PSF's common stock; (iii) there is a sale or transfer of all or substantially all of PSF's assets; or (iv) PSF is dissolved or liquidated; or

          (b) A consolidation, merger or similar transaction involving the Company, which has one or more of the following results: (i) the Company is not the surviving entity; (ii) an Acquiring Entity acquires a majority amount or more of the Company's Units, as defined in the Plan; (iii) there is a sale or transfer of all or substantially all of the Company's assets; or (iv) the Company is dissolved or liquidated.

          (c) The provisions of (a) and (b) above notwithstanding, it is not the intent of the Company to include within the definition of "Change of Control" changes in the ownership of PSF or the Company which are occasioned by the transfer or sale of Units and/or PSF common stock to one or more parties who acquire the Units and/or PSF common stock for purposes of maintaining a passive investment in PSF. For these reasons, the parties agree that the Board reserves the authority to determine, in good faith, and in its sole discretion, whether the occurrence of a particular event (such as the sale of Units and/or PSF common stock to an affiliate, a current investor, or another third-party passive investor) falls within the definition of a "Change of Control" for purposes of this Agreement.

     If HWS terminates this Agreement for "Cause", pursuant to the foregoing provisions, HWS shall no longer be obligated to provide any consulting services to the Company and shall be entitled to receive payment in an amount equal to:
(a) the balance of the Retainer for the remaining Term; and (b) an additional payment equal to Two Thousand Dollars ($2,000) multiplied by the number of days remaining in the balance of the Retainer for the remaining Term. Furthermore, upon termination of this Agreement for "Cause" by HWS, the unvested


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portion of the Option granted pursuant to the Option Agreement shall accelerate and become immediately vested.

     8. Non-Competition. During, and for the two year period following termination of the Term, each of HWS and Mr. Schroeder shall not, without the prior written consent of the Company, directly or indirectly be or remain employed or retained by, or render any services for any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in any business, which is competitive with the business in which the Company or any of its subsidiaries or affiliates is engaged at any time during the Term, it being expressly understood and agreed by the Company that to the extent consistent with the foregoing, HWS and Mr. Schroeder may provide consulting services to other clients which do not compete, directly or through one or more subsidiaries or affiliates, in any way with any business in which the Company, any of its affiliates or subsidiaries is engaged, provided that such services do not interfere with the services to be provided hereunder.

     9. Confidentiality. During and after the Term, neither HWS nor Mr. Schroeder shall disclose or use for its or his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any of its subsidiaries or affiliates any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, farming methods, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; that, the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of HWS's or Mr. Schroeder's breach of this covenant. Each of HWS and Mr. Schroeder agrees that upon termination of this Agreement for any reason, it or he will return to the Company immediately all memoranda, books, manuals, training materials, records, computer software, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates except that Mr. Schroeder may retain personal notes, notebooks and diaries. Each of HWS and Mr. Schroeder further agrees that it and he will not retain or use for its or his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company, its affiliates.

     10. Specific Performance; Other Actions. Each of HWS and Mr. Schroeder acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, each of HWS and Mr. Schroeder agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     11. Indemnity: Fees and Expenses. The Company agrees to hold harmless HWS and Mr. Schroeder for all acts or decisions made by it or him in good faith related to its or his


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performance of services hereunder.  The Company agrees to pay any and all reasonable legal fees and related expenses incurred by HWS and Mr. Schroeder in connection with entering into and performing services under this Agreement.

     12. Independent Contractor. The Company agrees that HWS is acting as an independent contractor and that Mr. Schroeder is not an employee of the Company. Notwithstanding that fact, the Company shall use its best efforts to obtain coverage for HWS under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the Company against liability from claims or causes of action which arise as a result of or with respect to this Agreement. If the Company obtains such insurance coverage and Mr. Schroeder serves as an executive officer of the Company, Mr. Schroeder will be included as an insured party in his capacity as such.

     13. Withholding. It is expressly understood and agreed between the parties hereto that HWS shall be solely responsible for the withholding and payment of any and all taxes and other sums required to be withheld or paid by an employer pursuant to any and all state, federal or other laws in connection with the rendering of services by HWS or Mr. Schroeder hereunder.

     14.  Miscellaneous.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

          (b) Entire Agreement; Amendments. This Agreement supersedes any and all prior understandings and agreements between the parties with respect to the subject matter referred to herein and contains the entire understanding of the parties with respect to the Company's retention of HWS for the provision of consulting services to the Company. Except as provided in the Agreement, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties hereto.

          (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          (e) Assignment. This Agreement shall not be assignable by HWS except with respect to its rights to receive payments under Section 3 hereof and shall be assignable


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     by the Company only with the consent of HWS; provided that, no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

          (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of HWS by the Company shall be submitted to arbitration in Missouri under the auspices of the American Arbitration Association.

          (g)   Successors; Binding Agreement.

                (i) The Company shall use its best efforts to require any successor, by virtue of a Change in Control to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                (ii) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

          (h) Notice. For the purposes of this Agreement, notices and all other communications (excluding invoices) provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the President of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          (i) Headings. The headings used in this Agreement are for convenience only and shall not affect the meaning of or be used to interpret any provisions herein.

          (j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.










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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     Premium Standard Farms, Inc.,
                                     a Delaware corporation



                                     By:  /s/ Dennis W. Harms
                                        --------------------------------------

                                     Its: C.E.O.
                                         -------------------------------------


                                     HWS & ASSOCIATES, INC.



                                     By:  /s/ H.W. Schroeder
                                        --------------------------------------
                                             Horst W. Schroeder
                                             President



                                         /s/ H.W. Schroeder
                                     -----------------------------------------
                                     HORST W. SCHROEDER
























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